AMENDMENT TO
REGISTRATION RIGHTS AGREEMENT

This Amendment (this “Amendment”) is dated as of November 9, 2017, by and among Motus GI Holdings, Inc., a Delaware corporation (the “Company”), and certain holders of the Company’s Series A Preferred Stock and Common Stock signatory hereto (collectively, the “Consenting Stockholders”). The Amendment amends that certain Registration Rights Agreement, dated as of December 22, 2016, by and among the Company and the other parties thereto (the “Registration Rights Agreement”). To the extent not otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Registration Rights Agreement.

WITNESSETH:

WHEREAS, Section 3 of the Registration Rights Agreement provides certain registration rights to the Holders;

WHEREAS, the Company and the Consenting Stockholders wish to amend the Registration Rights Agreement in order to waive certain penalties under the Registration Rights Agreement and to modify the registration rights set forth in Section 3 thereof if the Company consummates an Initial Public Offering;

WHEREAS, Section 12(j) of the Registration Rights Agreement provides that any term of the Registration Rights Agreement may be amended with the written consent of the Company and the Majority Holders; and

WHEREAS, the Consenting Stockholders collectively constitute the Majority Holders.

NOW, THEREFORE, in consideration of the premises and covenants hereafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Company covenants and agrees to use commercially reasonable efforts to consummate an initial public offering (“IPO”) of its common stock prior to June 30, 2018. It is understood and agreed that the IPO need not include any of the Registrable Securities.

2. Notwithstanding anything set forth in Section 3(a) and 3(b) of the Registration Rights Agreement, the Company shall have no obligation to cause a registration statement with respect to the Registrable Securities to become effective until (a) 225 days after the date of the final prospectus for the IPO or (b) August 31, 2018 if the IPO is not consummated by June 30, 2018.

3. Section 3(d) of the Registration Rights Agreement is hereby amended as follows:

Notwithstanding anything otherwise set forth in Section 3(d) or elsewhere in the Registration Rights Agreement, (a) all liquidated damages or other amounts due to the Holders upon a Registration Event are forever waived and discharged if an IPO is consummated on or prior to June 30, 2018, and (b) all payments of liquidated damages or other amounts due by the Company to the Holders are immediately suspended until the “Payment Resumption Date”. The Payment Resumption Date shall mean July 15, 2018. On the Payment Resumption Date, all amounts then due to the Holders under Section 3(d) of the Registration Rights Agreement as if this Amendment had never been entered into shall be due and payable and the Company shall thereafter be required to make additional payments when and if due under Section 3(d) as if this Amendment had never been entered into.

4. Upon consummation of an IPO on or prior to June 30, 2018, the Company will issue to each Holder who is a signatory hereto and who also has executed and delivered to the Company each of (a) a consent to the amendment of the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock and (b) a lock up agreement acceptable to the Company and the underwriters in the IPO a common stock purchase warrant, in substantially the form attached hereto as Exhibit A, entitling the Holder to purchase over a period of five years, a number of shares of the Company’s Common Stock equal to ten percent (10%) of the aggregate number of shares of the Company’s Series A Preferred Stock and Common Stock owned by the Holder at the date of execution of this Agreement (rounded up to the nearest whole share) at a purchase price equal to the initial public offering price of our Common Stock in the IPO if it is consummated. If no IPO is consummated on or prior to June 30, 2018, the Company’s obligation to issue warrants will be null and void.

5. In the case any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Other than as specifically set forth herein, all other terms and conditions of the Registration Rights Agreement are and will remain unchanged and in full force and effect.

6. This Amendment shall be construed and enforced in accordance with the laws of the State of New York without regard to New York conflicts of law principles.

7. This Amendment may be executed in counterparts (facsimile or other electronic signatures shall be deemed acceptable and binding), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on the next page]

IN WITNESS WHEREOF, each party has executed, or caused to be executed by a duly authorized individual, this Amendment to Registration Rights Agreement as of the date first set forth above.

COMPANY:

MOTUS GI HOLDINGS, INC.

By:
Name:
Title:

HOLDER:

(Printed Name)

(Signature)

(Title, if Holder is not a natural person)

(Name of joint Holder or other person whose signature is required)

(Signature)

(Title, if joint Holder is not a natural person)

[Signature Page to Amendment to Registration Rights Agreement]

EXHIBIT A

FORM OF WARRANT